Exhibit 4.8

EXECUTION COPY

DATE:	May 22, 2008

TO:	CNH EQUIPMENT TRUST 2008-B (“Party B”)
c/o The Bank of New York (Delaware)
White Clay Center, Route 273
DE 19711
Newark, Delaware
	Attention:	Corporate Trust Administrator
	Telephone:	(302) 636-6194
	Facsimile:	(302) 636-4140

FROM:	BANK OF AMERICA, N.A. (“Party A”)
Sears Tower
233 South Wacker Drive, Suite 2800
Chicago, IL 60606
	Attention:	Swap Operations
	Telephone:	312-234-2732
	Facsimile:	866-255-1444

SUBJECT:	Balance Guaranteed Swap (Class A-2b)

REFERENCE NUMBER:	Swap No.: 50904602
Swaption No.: 50904613

The purpose of this letter (this “Confirmation”) is to confirm the terms and conditions of the Transaction entered into between us on the Trade Date specified below (the “Transaction”).  This Confirmation constitutes a “Confirmation” as referred to in the ISDA Master Agreement specified below.

1                                          The definitions and provisions contained in the 2006 ISDA Definitions (the “ISDA Definitions”), as published by the International Swaps and Derivatives Association, Inc. are incorporated into this Confirmation.  In the event of any inconsistency between the definitions in the ISDA Definitions and this Confirmation, this Confirmation will govern.  References herein to a “Transaction” shall be deemed to be references to a “Swap Transaction” for purposes of the ISDA Definitions.

Capitalized terms not defined herein shall have the meaning assigned to them in the Trust Agreement, dated as of May 1, 2008, between CNH Capital Receivables LLC and Wilmington Trust Company, as Trustee, the Sale and Servicing Agreement, dated as of May 1, 2008, among CNH Equipment Trust 2008-B (the “Trust”), CNH Capital Receivables LLC, as Seller, and New Holland Credit Company, LLC, as Servicer, and the Indenture, dated as of May 1, 2008, between CNH Equipment Trust 2008-B and The Bank of New York Trust Company, N.A., as Indenture Trustee (together with the Trust Agreement and Sale and Servicing Agreement, the “Base Agreements”).  In the event of any inconsistency between the definitions in the ISDA Definitions and the Base Agreements, the Base Agreements will govern.

This Confirmation supplements, forms a part of, and is subject to, the 1992 ISDA Master Agreement dated as of May 14, 2008 (including the Schedule thereto) as amended and supplemented from time to time (the “Agreement”) between you and us.  All provisions contained in the Agreement govern this Confirmation except as expressly modified herein.

2.                                       The terms of the particular Transaction to which this Confirmation relates are as follows:

Type of Transaction:	Interest Rate Swap

Notional Amount:

USD 104,000,000.00 initially. With respect to each subsequent Calculation Period, the Notional Amount shall be equal to the outstanding principal balance of the Class A-2b Notes as of the first day of such Calculation Period.

Trade Date:	May 14, 2008

Effective Date:	May 22, 2008

Termination Date:

The earlier of (i) April 15, 2011, subject to adjustment in accordance with the Business Day Convention; provided, however, that for the purpose of determining the final Fixed Rate Payer Period End Date, Termination Date shall be subject to No Adjustment, and (ii) the date on which the outstanding principal balance of the Class A-2b Notes is reduced to zero.

Fixed Amounts:

Fixed Rate Payer:	CNH EQUIPMENT TRUST 2008-B

Fixed Rate Payer
Period End Dates:	The 15th calendar day of each month during the Term of this Transaction, commencing June 15, 2008, and ending on the Termination Date, with No Adjustment.

Fixed Rate Payer
Payment Dates:

The 15th calendar day of each month during the Term of this Transaction, commencing June 15th, 2008, and ending on the Termination Date, subject to adjustment in accordance with the Business Day Convention.

Fixed Rate:	3.11%

Fixed Amount:	To be determined in accordance with the following formula:

Fixed Rate*Notional Amount*Fixed Rate Day Count Fraction

Fixed Rate Day
Count Fraction:	30/360

Floating Amounts:

Floating Rate Payer:	Bank of America, N.A.

Floating Rate Payer
Period End Dates:

The 15th calendar day of each month during the Term of this Transaction, commencing June 15, 2008, and ending on the Termination Date, subject to adjustment in accordance with the Business Day Convention.

Floating Rate Payer
Payment Dates:

The 15th calendar day of each month during the Term of this Transaction, commencing June 15, 2008, and ending on the Termination Date, subject to adjustment in accordance with the Business Day Convention.

Floating Rate Option:		USD-LIBOR-BBA

Floating Amount:		To be determined in accordance with the following formula:

Floating Rate Option*Notional Amount*Floating Rate Day Count Fraction

Designated Maturity:		One month

Floating Rate Day
Count Fraction:		Actual/360

Reset Dates:		The first day of each Calculation Period

Compounding:		Inapplicable

Business Days:		New York

Business Day Convention:		Following

Calculation Agent:		Bank of America, N.A.

Account Details and Settlement Information:

Payments to Party A:		Bank of America, N.A., New York
Account: Rate Derivatives Settlements
Account#: 6550-219386
CHIPS#: 0959
Fed Wire/ABA#: 026 009 593
SWIFT Address: BOFAUS3N

3.	Payments to Party B:	The Bank of New York-New York, NY
ABA #021000018
G/L/A: #211705
Account: TAS#629300
Account: CNHET 2008-B
Attn: Keith Richardson 312-827-8572

4.     Calculation of Market Quotation or Loss in connection with the early termination of all or a portion of this Transaction:

The relevant party calculating the Market Quotation or Loss, as appropriate, in connection with the early termination of all or a portion of this Transaction shall take into account the anticipated amortization of the Note Balance of the Class A-2b Notes for all Calculation Periods that would otherwise have ended on Payment Dates that would otherwise have fallen after such early termination.

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IN WITNESS WHEREOF the parties have caused this Confirmation to be duly executed and delivered as of the day and year first written above.

BANK OF AMERICA, N.A.		CNH Equipment Trust 2008-B
By: Wilmington Trust Company, not in its
individual capacity but solely as trustee

By:	/s/ Victor R. Waingort	By:	/s/ Erik E. Overcash

Name:	Victor R. Waingort	Name:	Erik E. Overcash
Title:	Vice President	Title:	Assistant Vice President
Date:		Date:

REFERENCE NUMBER:	Swap No.: 50904602
Swaption No.: 50904613

Annex A

Paragraph 13 of the Credit Support Annex